POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that I, Matthew O'Toole, hereby appoint David A. Pace, Keith Wexelblatt, and Kenneth Watchmaker, and each of them, my true and lawful attorneys-in-fact with full power of substitution, for me and in my name, place and stead, to sign on my behalf any and all forms required to be filed pursuant to federal securities laws by virtue of my ownership of securities in Reebok International Ltd., as may be required or appropriate, from time to time, and to file the same with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as I might or could do in person, hereby verifying and confirming all that said attorneys-in-fact or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be  done by virtue thereof.

 This Power of Attorney shall continue in effect until revoked by me in a writing delivered in hand or by registered or certified mail, return receipt requested, postage prepaid, to the above-named attorneys-in-fact, and said attorneys-in-fact shall be entitled to rely upon this Power of Attorney until receipt by them of said written revocation.

              /s/ Matthew O'Toole

        Matthew O'Toole

    Dated this 27th day of April 2005